Exhibit No. 4.6

S0667E

AMENDMENT TO LINE OF CREDIT AGREEMENT

This AMENDMENT TO LINE OF CREDIT AGREEMENT (this “Amendment Agreement”) is made and entered into as of May 20, 2004 by and between COMMONWEALTH TELEPHONE COMPANY (“Borrower”) and COBANK, ACB (“CoBank”).

RECITALS

WHEREAS, Borrower and CoBank have previously entered into that certain Second Amended and Restated Line of Credit, dated as of June 4, 2002 (as amended, the “Line of Credit Agreement”); and

WHEREAS, Borrower and CoBank have previously entered into that certain Agreement Regarding Amendments to Loan Documents, dated as of June 2, 2003, extending the term of the Line of Credit Agreement through June 1, 2004 and making certain changes to the financial covenants in the Line of Credit Agreement; and

WHEREAS, Borrower and CoBank desire to extend the term of the Line of Credit Agreement as more particularly set forth in this Amendment Agreement;

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment Agreement, Borrower and CoBank hereby agree as follows:

SECTION 1. Section 1 of the Line of Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 1. The Loan. On the terms and conditions set forth in this Agreement, and subject to Section 11, CoBank agrees to make advances to the Borrower during the period commencing on June 2, 2004 and ending on May 31, 2005 (the “Availability Period”) in an aggregate principal amount up to $65,000,000 at any one time outstanding (the “Loan”). Within the limits of the Loan, the Borrower may borrow, repay and reborrow.”

SECTION 2. The first two sentences of Section 5 of the Line of Credit Agreement are hereby amended and restated in their entirety as follows:

“The principal balance of the Loan shall be repaid on the first Business Day following the last day of the term of the Loan, as the term may be renewed from time to time. The term of the Loan shall be from June 2, 2004 to May 31, 2005 (the “Maturity Date”).”

SECTION 2. All references to the Line of Credit Agreement amended hereby, in such agreements or in any other document, instrument or agreement executed or delivered in

Amendment to Line of Credit Agreement

Commonwealth Telephone Company

S0667E

connection therewith, shall be deemed a reference to such Line of Credit Agreement as amended by this Amendment Agreement. Except as expressly provided in this Amendment Agreement, the execution and delivery of this Amendment Agreement does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Line of Credit Agreement or any other document, instrument or agreement executed or delivered in connection therewith, and, except as specifically provided in this Amendment Agreement, the Line of Credit Agreement and all other documents, instruments and agreements executed or delivered in connection therewith shall remain in full force and effect.

SECTION 3. Borrower hereby represents and warrants to CoBank as follows:

(a) Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Amendment Agreement in accordance with its terms. This Amendment Agreement has been duly executed and delivered by Borrower and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

(b) The execution, delivery and performance by Borrower of this Amendment Agreement in accordance with its terms do not and will not, by the passage of time, the giving of notice or otherwise,

(i) require any governmental approval or violate any applicable law relating to it; or

(ii) conflict with, result in a breach of or constitute a default under the organizational documents of Borrower, any material provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its properties may be bound or any governmental approval relating to it.

(c) The representations and warranties of Borrower set forth in the Line of Credit Agreement and in any other document, instrument or agreement executed or delivered in connection therewith are true and correct as of the date hereof as if made on the date hereof.

SECTION 4. This Amendment Agreement does not constitute a novation of the Line of Credit Agreement or any other document, instrument or agreement executed or delivered in connection therewith.

SECTION 5. This Amendment Agreement shall become effective as of its date and shall bind all parties only upon the execution and delivery by Borrower and CoBank of this Amendment Agreement.

SECTION 6. Borrower agrees to pay to CoBank, on demand, all out-of-pocket costs and expenses incurred by CoBank, including, without limitation, the reasonable fees and expenses of counsel retained by CoBank, in connection with the negotiation, preparation, execution and delivery of this Amendment Agreement.

Amendment to Line of Credit Agreement

Commonwealth Telephone Company

S0667E

SECTION 7. This Amendment Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 8. Except to the extent governed by applicable federal law, this Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without reference to choice of law doctrine.

[Signatures Follow on Next Page]

Amendment to Line of Credit Agreement

Commonwealth Telephone Company

S0667E

IN WITNESS WHEREOF, Borrower and CoBank have caused this Amendment Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CoBANK, ACB		COMMONWEALTH TELEPHONE COMPANY

By:	/s/ Christopher J. Motl	By:	/s/ Donald P. Cawley
	Christopher J. Motl, Vice President		Donald P. Cawley Executive Vice president and Chief Accounting Officer

		Attest:	/s/ Raymond B. Ostroski Raymond B. Ostroski Senior Vice President, General Counsel and Corporate Secretary

[CORPORATE SEAL]